Exhibit 3.1

FOR LEGAL PURPOSES THE OFFICIAL VERSION OF THE ARTICLES OF ASSOCIATION IS IN DUTCH AND HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM SE. THIS TRANSLATION PRESENTS A FAIR AND ACCURATE TRANSLATION OF THE ARTICLES OF ASSOCIATION.

CONTINUOUS TEXT of the articles of association of Nortem N.V. (formerly  named: Metron Technology N.V.) with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before

M.D.P. Anker, civil law notary in Amsterdam, on December 15, 2004.

Ministerial declaration of no-objection dated December 13, 2004, number N.V. 157527

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION

DEFINITIONS

Article 1.

The terms used in the Articles of Association of this company are defined below:

a.                   the company: the legal entity to which these Articles of Association appertain;

b.                  the managing board: the management board of the company;

c.                   the supervisory board: the supervisory board of the company;

d.                  shares: the common shares and the preference shares, unless the context requires otherwise;

e.                   shareholders: the holders of common shares and the holders of preference shares, unless the context requires otherwise;

f.                     holders of depositary receipts for shares: holders of depositary receipts for shares issued with the cooperation of the company;

g.                  rights attached to depositary receipts for shares: the rights which the (Dutch) Civil Code or these Articles of Association grant to holders of depositary receipts for shares which have been issued with the cooperation of the company;

h.                  persons entitled to attend meetings: shareholders, holders of depositary receipts for shares, usufructuaries and pledgees holding the rights attached to depositary receipts for shares of the company;

i.                      the general meeting: either the body that comprises the voting shareholders of the company and other persons within the company entitled to vote or the meeting of persons entitled to attend meetings of the shareholders of the company;

j.                      the meeting of holders of shares of a specific class: either the body that comprises the persons holding the voting rights over shares of a specific class or the meeting of persons holding the voting rights over shares of a special class;

k.                   distributable reserves: that part of the company’s equity which exceeds the sum of the paid and called-up capital and the reserves which have to be maintained by virtue of the law and/or these Articles of Association;

l.                      annual accounts: the balance sheet, the profit and loss account and explanatory notes to these documents as required to be made up under Dutch law;

m.                subsidiary: a legal entity (a) in the general meeting of which the company or one or more of its subsidiaries can, whether or not by virtue of an agreement with other persons entitled to vote, exercise on its own or together with others more than half of the voting rights or (b) of which the company or one or more of its subsidiaries is or are a shareholder and in which it or they can, whether or not by virtue of an agreement with other persons entitled to vote, appoint or dismiss on its own or together with others more than half of the managing or supervisory directors, even if all those entitled to vote do so, as well as other legal entities which the law equates with subsidiaries, all the afore-going within the meaning of article 2:24a of the (Dutch) Civil Code;

n.                  group company: a legal entity with which the company is structurally associated into an economic unity.

NAME, CORPORATE SEAT, DURATION

Article 2.

1.                   The name of the company is: Nortem N.V.

2.                   It has its corporate seat at Amsterdam.

3.                   The company shall continue to exist for an indefinite period of time.

OBJECTS

Article 3.

1.                   The objects of the company are:

a.                             to import, export, sell, distribute, lease, trade, market, and to advise with respect to products for the semiconductor industry or related products, as well as other products that are or may become of interest to the company, including any of its subsidiaries;

b.                            to acquire, participate in, finance, manage and to have or dispose of any other interest in, other companies or enterprises of any nature;

c.                             to raise funds by way of securities, bank loans, bond issues, notes and to borrow in any other way, to lend, to provide guarantees, to give security, including guarantees for debts of other persons and in general to render services in the fields of trade and finance;

d.                            to invest in securities, savings certificates and other financial instruments;

e.                             to acquire, develop, hold, turn to account, to charge or encumber with mortgages, dispose of or in any other way utilise immovables as well as to engage in any kind of brokerage services in respect of immovables;

f.                               to carry out factoring and invoicing of trade receivables, netting of payables and receivables as well as to conduct research and development activities;

g.                            to commercialise licences, copyrights, patents, designs, secret processes or formulas, trademarks and similar interests, to promote the sale and purchase of - and the trade in - these items, including allowing the use of these items and receiving royalties and other income connected with these activities;

h.                            to perform all acts that are advisable, necessary, usual or related to the above-mentioned objects.

2.                   The objects specified in the preceding paragraph shall be construed in the widest sense and include any activity or object which is incidental or may be conducive thereto or connected therewith.

SHARE CAPITAL, SHARES

Article 4.

1.                   The authorized share capital of the company amounts to forty-eight million Dutch Guilders (NLG 48,000,000), divided into forty million (40,000,000) common shares and ten million (10,000,000) preference shares, with a par value of ninety-six cents (NLG 0.96) each.

2.                   The common shares and preference shares shall be in registered form only.

3.                   In the event that the aggregate amount of (i) the issued share capital and (ii) the reserves required to be maintained by the law, is less than the minimum share capital as then required by the law, the company must maintain a reserve up to an amount equal to the difference.

ISSUES OF SHARES

Article 5.

1.                   Shares that have not yet been issued shall, up to the amount of the authorized capital, with due observance of the provisions of the (Dutch) Civil Code, be capable of being issued by virtue of a resolution of the supervisory board. The authority of the supervisory board, as referred to in the preceding sentence, shall terminate five years after the date of execution of this deed, unless the general meeting has extended such authority. As long as the supervisory board has the authority to adopt a resolution to issue shares, the general meeting shall not have the authority to adopt such resolutions.

2.                   In case the supervisory board no longer has the authority referred to in paragraph 1 of this article, any resolution to issue shares shall require the prior approval of the supervisory board.

3.                   Any resolution to issue shares shall stipulate the terms and conditions of issuance.

4.                   Upon any issue of shares the company cannot subscribe for its shares.

FINANCIAL ASSISTANCE

Article 6.

With respect to the subscription for or acquisition of shares in its share capital or depositary receipts for shares by other persons, the company may neither grant security rights nor give a guarantee as to the price of the shares nor grant guarantees in any other manner nor bind itself either jointly or severally in addition to or for other persons. This prohibition shall also extend to its subsidiaries.

PRE-EMPTIVE RIGHTS.

Article 7.

1.                   Except as provided below, in the event of the issue of new shares, each holder shall have pre-emptive rights of purchase of shares of the same class as and pro rata to his existing holdings.

                            No pre-emptive rights are attached to shares issued to employees of the company or employees of a group company.

2.                   Pre-emptive rights can, with due observance of the relevant provisions of the (Dutch) Civil Code, be restricted or excluded by virtue of a resolution of the supervisory board. The authority of the supervisory board, as referred to in the preceding sentence, shall terminate five years after the date of execution of this deed, unless the general meeting has extended such authority.

3.                   The company shall announce the issue of shares to which pre-emptive rights are attached and the period in which that right is capable of being exercised in a written notification to all the shareholders within fourteen days of such a resolution being passed.

                            Pre-emptive rights with respect to an issue shall be capable of being exercised only during the four weeks after the day the announcement relating to such issue has been sent out.

4.                   The provisions in article 5 paragraph 1 up to and including 3 and in this article shall be applicable in cases when a right to subscribe for shares is granted.

                            Shareholders, however, shall have no pre-emptive rights for shares which are being issued to a person who exercises a previously acquired right to subscribe for shares.

PAYMENT FOR SHARES UPON ISSUANCE.

Article 8.

1.                   Shares shall only be issued for a consideration which when expressed in Dutch Guilders is at least equal to their par value. It may be stipulated though that a part of the nominal amount of the preference shares, not exceeding three quarters thereof, needs only be paid after the company has called it in.

2.                   Payment must be made in cash, unless a contribution in kind has been agreed upon.

3.                   Payment in cash may be made in a foreign currency, subject to the company’s consent. If payment is made in a foreign currency, the company shall deposit with the trade register of the chamber of commerce and industry in the district in which the company is listed, a statement from a banker within two weeks after the payment. The statement must mention the Dutch Guilders equivalent into which the amount paid was freely convertible at the applicable rate of exchange.

The company may demand that payment is made at the rate of exchange on a fixed day within two months before the last day on which payment must be made, provided the shares or depository receipts will, upon issue, be quoted without delay on the price list of on exchange outside the Netherlands.

4.                   If payment is made in kind, the company shall prepare a description (“beschrijving”) of the contribution, stating (i) the value which has been attributed thereto as at a date which may not be prior to the date five months before the shares are issued, (ii) the valuation methods applied which must be in conformity with Dutch generally accepted accounting principles, (iii) the number of shares to be issued by the company against such contribution and (iv) the aggregate amount of the payment obligation expressed in Dutch Guilders. The description must be signed by all managing directors.

5.                   An accountant must render a statement to the effect that in his opinion the value of the contribution equals at least the aggregate amount of the payment obligation expressed in Dutch Guilders.

6.                   The provisions of paragraphs 4 and 5 do not apply if the exceptions of sections 2:94b and 94a of the (Dutch) Civil Code are applicable.

7.                   The company shall deposit a certified copy of the accountant’s statement referred to in paragraph 5 with the trade register of the chamber of commerce and industry in the district in which the company is listed within eight days after the date of issuance of the shares, and shall simultaneously disclose the names of the subscribers for the shares which have been paid in kind and the aggregate par value of such shares.

ACQUISITION AND TRANSFER BY THE COMPANY OF SHARES IN ITS OWN SHARE CAPITAL

Article 9.

1.                   Subject to the authorization of the managing board by the general meeting, -which authorization shall be valid for not more than eighteen months-, the managing board may cause the company to acquire fully paid up shares in its own share capital for consideration, provided:

a.                             the company’s equity (“eigen vermogen”) minus the acquisition price is not less than the aggregate of

                              (i)         the par value of the issued share capital and

                                      (ii)        the reserves which must be maintained pursuant to the law and/or the Articles of Association;

b.                            the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed ten percent (10%) of the issued share capital.

                                      The validity of the acquisition shall be determined on the basis of the company’s equity as it appears from the most recently adopted balance sheet, minus the acquisition price for shares in the company’s share capital and any distribution of profits or reserves to other persons which have become due by the company and its subsidiary companies after the balance sheet date.

2.                   The general meeting must specify in the authorization as referred to in paragraph 1 of this article the number of shares which may be acquired, the manner in which they may be acquired and the limits in which the price must be set.

3.                   No authorization, as referred to in paragraph 1, shall be required for any acquisition by the company of its own shares for the purpose of transferring the same to employees of the company or of a group company under a scheme applicable to such employees, provided that such shares are officially listed on an exchange.

4.                   No acquisition pursuant to paragraph 1 of this article is permitted if a period of six months following the end of a financial year has expired without the annual accounts for such year having been adopted.

5.                   Alienation of shares held by the company in its own capital to any party shall be effected only in pursuance of a resolution of the supervisory board. Upon taking the resolution to alienate such shares, the terms and conditions of such alienation shall also be determined by the supervisory board.

6.                   If depositary receipts for shares in the share capital of the company have been issued (whether or not with cooperation of the company), such depositary receipts shall be taken into account for the purpose of the calculations to be made pursuant to and in accordance with the provisions of paragraph 1.

REDUCTION OF ISSUED SHARE CAPITAL

Article 10.

1.                   The general meeting may - upon a proposal thereto by the supervisory board - resolve to reduce the issued share capital by (i) cancelling shares, or by (ii) reducing the par value of shares by an amendment of the Articles of Association, provided that in both cases (a) the amount of the issued share capital does not fall below the minimum share capital as required by the law at the time of the resolution, and (b) article 4 paragraph 3 of these Articles of Association is observed.

2.                   If the result of an intended reduction of the issued shares capital is that the issued share capital will be less than twenty per cent (20%) of the authorized share capital, these Articles of Association must first be amended in order to reduce the authorized share capital to such an amount as to permit that article 4, paragraph 3 of these Articles of Association can be observed.

3.                   A resolution to cancel shares can only apply to shares which are held by the company itself or to shares for which the company holds depositary receipts (whether or not such depositary receipts have been issued with the cooperation of the company).

4.                   Reduction of the par value of shares without repayment or partial repayment of the par value shall be effected pro rata with respect to all shares. The shareholders may, by unanimous consent, waive the right that such a reduction shall be effected pro rata with respect to all shares.

5.                   The notice of a general meeting at which a resolution referred to in this article is to be adopted shall mention the purpose of the reduction of the share capital and the manner in which such reduction shall be effected.

6.                   The resolution to reduce the share capital shall specify the shares to which the resolution applies and shall describe how such resolution shall be implemented.

7.                   The company must file a resolution to reduce the issued share capital with the trade register of the chamber of commerce and industry in the district in which the company is listed, and it must further announce such filing in a nationally published daily newspaper.

SHARE CERTIFICATES

Article 11.

1.                   At the request in writing of a shareholder, share certificates shall be issued in respect of the shares held by such shareholder. The form and the contents of the share certificates shall be determined by the supervisory board.

2.                   Share certificates for more than one share may be made available. Such plural share certificates may at all times be exchanged for singular certificates and vice versa, free of charge.

3.                   The share certificates shall be signed by a member of the managing board or a transfer agent duly authorized by it for this purpose, either by an original signature or by a facsimile signature.

4.                   If share certificates are damaged, lost or missing, the managing board or a transfer agent duly authorized by it for this purpose, may issue duplicates thereof and may establish conditions for such issuance. As a result of the issuance of duplicates, the original documents shall become null and void vis-à-vis the company. The new certificates will bear the same numbers and letters of the documents they replace.

5.                   The shares shall be consecutively numbered per class from 1 onwards.

SHAREHOLDERS REGISTER

Article 12.

1.                   The managing board or a transfer agent duly authorized by it for this purpose, shall maintain a register in which the names and addresses of all shareholders shall be recorded, the date on which they acquired the shares, the number and class of shares held by each of them, the date of acknowledgement of the transfer by the company or service of notice of the transfer upon the company, as well as the amount of the par value paid on each shares upon its issuance. The register must further state the names and addresses of those persons who hold a right of usufruct or a right of pledge on shares, the date on which they acquired such right, the date of acknowledgement of the encumbrance by the company or service of notice of the encumbrance upon the company and whether the voting rights to the shares concerned or the rights of holders of depositary receipts have been conferred on such person.

2.                   The register shall be kept up to date.

3.                   The register may, at the discretion of the managing board, be kept in more than one copy at more than one place, however one copy should at all times be kept at the offices of the company.

With due observance to the provisions of this article, the managing board decides upon the form and the contents of the (a) shareholders register(s).

4.                   The register, shall be made available at the offices of the company for inspection by the shareholders, as well as by the holders of a right of usufruct and by the holders of a right of pledge who are entitled to vote.

                        The preceding sentence shall not apply to (that part of) the register which is kept outside the Netherlands in compliance with applicable legislation or pursuant tot the rules of an exchange.

The information in the register in respect of shares which have not been paid in full shall be available for public inspection; a copy of an extract of such information shall be provided at no more than cost.

5.                   If so requested, the managing board or a transfer agent duly authorized by it for this purpose shall, free of charge, furnish a shareholder, a holder of a right of usufruct or a holder of a right of pledge with an extract from the register regarding their respective rights with respect to a share.

                            If a share is encumbered with a right of usufruct or a right of pledge, the extract shall specify who is entitled to vote.

6.                   Each shareholder, holder of a depositary receipt for shares, holder of a right of usufruct, and a holder of a right of pledge shall furnish his address to the managing board.

7.                   If a share, a registered depositary receipt for shares, issued with cooperation of the company, a right of usufruct or a right of pledge over a share forms part of undivided property to which Title 7 of Book 3 of the (Dutch) Civil Code is applicable, then the persons jointly entitled thereto - whose names, moreover, must be recorded in the register - shall only be capable of being represented vis à vis the company by one person to be appointed by them for that purpose in a written statement.

                            The personal details of the representative thus appointed shall be entered into the register, and all notifications and notices to the persons jointly entitled to that undivided property shall be capable of being sent to the address, recorded in the register, of the person thus appointed.

NOTICES TO ATTEND AND NOTIFICATIONS

Article 13.

1.                   Notices to attend meetings and notifications shall be given by registered or regular letter. Notices to attend meetings and notifications to shareholders as well as to holders of depositary receipts for shares, holders of a right of usufruct and holders of a right of pledge, shall be sent to the addresses most recently furnished to the managing board. Notifications by shareholders or by holders of depositary receipts for shares, holders of a right of usufruct and holders of a right of pledge, to the managing board or to the supervisory board shall be sent to the office of the company.

2.                   The date of a notice to attend a meeting and the date of a notification shall be deemed to be the date stamped on the receipt issued for a registered letter, or the date of mailing, as the case may be.

3.                   Any notification which, pursuant to the law or these Articles of Association, must be addressed to the general meeting may be included in the notice convening such meeting.

TRANSFER OF SHARES AND LIMITED RIGHTS TO SHARES

Article 14.

1.                   The transfer of a share or of a limited right thereto shall require an instrument intended for such purpose and, save where the company itself is a party to such legal act, the written acknowledgement by the company of the transfer.

2.                   The acknowledgement by the company of any transfer shall be made by a member of the managing board or a transfer agent duly authorized by it for this purpose, in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the civil-law notary or the transferor. If a share certificate has been issued for a share, the surrender of the relative share certificate to the company or to a transfer agent duly authorized by it for this purpose, shall also be required for any transfer. If the share certificate is surrendered to the company or to a transfer agent duly authorized by it for this purpose, the company or the transfer agent duly authorized by it for this purpose, may alternatively acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new certificate registered in the name of the transferee.

3.                   Service of an instrument, as referred to in paragraph 2, or of a copy or extract thereof on the company shall be considered to have the same effect as an acknowledgement.

4.                   In the case of a transfer of shares not paid in full, the acknowledgement may be made only if the instrument has a recorded, or otherwise fixed, date.

THE RIGHT OF USUFRUCT IN RESPECT OF AND THE RIGHT OF PLEDGE ON SHARES

Article 15.

1.                   Each shareholder is entitled to create a right of usufruct in respect of or a right of pledge on the shares held by him in whole or in part. The shareholder shall have the voting rights for shares in respect of which a right of usufruct or a right of pledge has been established.

2.                   In deviation from the provision in the last sentence of the previous paragraph, the usufructuary or pledgee shall have the voting rights if this was agreed upon when the limited right was established and this has been approved by the supervisory board.

3.                   If any other person acquires the rights of a usufructuary or a pledgee who is entitled to vote, he shall only be entitled to the right to vote if the transfer of the voting right has been approved by the supervisory board.

4.                   The approval referred to in paragraphs 2 and 3 hereof must be requested by registered letter addressed to the supervisory board.

                            As promptly as practicable but at least within thirty days after a request for that approval has been received, a meeting of the supervisory board shall be called, to which the request for that approval shall be submitted. If the supervisory board fails to hold the said meeting, then the person who made the request shall himself have authority to call the meeting of the supervisory board subject to due observance of what has been provided thereon in these Articles of Association.

5.                   Shareholders not entitled to vote and usufructuaries and pledgees entitled to vote shall have the rights attached to depositary receipts for shares.

MANAGEMENT

Article 16.

1.                   The company shall have a managing board, consisting of one or more managing directors A and one or more managing directors B under the supervision of a supervisory board.

2.                   The number of managing directors shall be fixed by the supervisory board.

3.                   Natural as well as legal persons can hold the office of managing director.

4.                   The general meeting shall elect the managing directors for an unlimited period of time and shall at all times have power to suspend or dismiss any managing director. A resolution to elect a managing director can only be passed upon recommendation by the supervisory board. Simultaneously with their election, the general meeting shall determine whether the managing director shall serve as a managing director A or a managing director B.

                            Each managing director can at all times also be suspended by the supervisory board.

5.                   A shareholders resolution to suspend or dismiss a managing director must be passed by a two thirds majority of the valid votes cast provided that such votes represent more than half of the issued share capital.

                            The provision in Article 2:120, paragraph 3, of the (Dutch) Civil Code, providing that a new meeting may be convened at which the resolution may be passed, irrespective of the part of the capital represented at such meeting, shall not be applicable.

6.                   The election of the managing directors may result from a binding nomination, which provides for at least two persons for each vacancy to be filled, made by the supervisory board within three months of such board being invited by means of a registered letter to do so by the managing board. In case no binding nomination has been made within the above-mentioned period, the general meeting shall be free in its choice. The general meeting shall also be free in its choice if it deprives any nomination of its binding character in a resolution passed by at least two thirds of the valid votes cast at a meeting where more than half of the issued share capital is present or represented. The provisions in article 2:120, paragraph 3, of the (Dutch) Civil Code shall not be applicable.

7.                   If, in the event of suspension of a managing director, after three months no resolution has been passed by the general meeting to dismiss him, the suspension shall terminate.

8.                   A managing director shall be given the opportunity to account for his actions in the general meeting where his suspension or discharge is discussed and have an adviser assist him therein.

9.                   The supervisory board shall decide on the remuneration and the further terms and conditions of employment for each of the managing directors.

DUTIES AND POWERS

Article 17.

1.                   The managing board shall, subject to the limitations contained in these Articles of Association, be in charge of the management of the company.

2.                   If the managing board consists of one managing director A, the managing director A shall be chairman of the managing board. If the managing board consists of more than one managing director A, they shall decide among themselves, who shall be chairman of the managing board.

3.                   With due observance of these Articles of Association and the law, the managing board may adopt rules governing its internal organisation. Furthermore, the managing directors may divide their duties among themselves, whether or not by way of such rules.

4.                   The managing board shall meet whenever a managing director so desires.

5.                   The managing board shall adopt its resolutions with an absolute majority of votes cast in a meeting at which at least a majority of its members is present or represented, including at all times, all managing directors A. A managing director may cause himself to be represented at a board meeting by an other managing director, by proxy duly authorized in writing. In a tie vote, the proposal shall have been rejected.

6.                   The managing board shall have power to pass resolutions outside meetings as well, provided this be done (i) by unanimous vote and further in writing, by telegraph, by telefax or by telex messages or (ii) by telephone by a majority of the managing directors then in office and provided that all the managing directors have been consulted on the resolution to be passed and none of them objects against the applicable manner of passing a resolution.

7.                   The ruling pronounced by the chairman of the managing board concerning the result of a vote, as well as the ruling concerning the contents of a resolution that has been passed, insofar as a vote was taken about a proposal other than in a written form, shall be decisive.

                            If, however, immediately after a ruling as referred to in the previous sentence is pronounced, its correctness is disputed, a new vote is taken provided that this is required by a majority of votes, or if, in the event of the first vote not being taken by call or not being a written one, one of those present and entitled to vote should wish so.

                            This new vote nullifies the legal consequences of the original vote.

8.                   The managing board shall need the approval of the supervisory board for such resolutions of the managing board as shall be determined by the supervisory board, and of which the supervisory board has informed the managing board in writing.

9.                   Pursuant to Article 2:130 of the (Dutch) Civil Code, the absence of the approval required in accordance with paragraph 8 of this article shall not affect the powers of representation of the managing board or of the managing directors as laid down in article 18.

10.             The managing board shall have the obligation to act in pursuance of the directions of the supervisory board regarding the general outlines of the financial, social and economic policies and regarding personnel management within the company.

11.             In the event of the prevention or permanent absence of one or more managing directors the remaining managing director(s) shall be in charge of the entire management of the company; in the event of the prevention or permanent absence of all the managing directors or of the sole managing director there must at all times be a person, who has been appointed for that purpose by the supervisory board, to be in that event temporarily in charge of the management of the company.

12.             The managing directors may attend the general meetings; in these meetings their role will be an advisory one.

REPRESENTATION

Article 18.

1.                   The managing board as well as each managing director A individually shall have power to represent the company and bind the company vis-a-vis third parties. A managing director B may only represent the company together with another managing director.

2.                   In the event that a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may, with due observance of the provisions of the first paragraph, be represented in that matter either by one of the other managing directors or by a supervisory director designated for that purpose by the supervisory board, all of the foregoing unless the general meeting designates a person for that purpose or unless the law otherwise provides for such designation.

                            The designated person may also be the managing director with whom the conflict of interest exists. If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, then he and each of the other managing directors as well shall have power to represent the company, with due observance of the provisions of the first paragraph of this article.

3.                   The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company and bind the company vis-a-vis third parties (“procuratie”) on a continuing basis. The company shall deposit a copy of its relevant resolution, listing the limitations of such power of attorney, if any, with the trade register of the chamber of commerce and industry in the district in which the company is listed. The managing board may also grant such titles as it may determine (such as director, officer or otherwise) to persons, as referred to in the preceding sentence, as well as to other persons, but in the latter event only if such persons are employed by the company.

THE SUPERVISORY BOARD

Article 19.

1.                   The company shall have a supervisory board consisting of one or more natural persons.

2.                   The number of supervisory directors in office shall be fixed by the supervisory board.

3.                   The general meeting shall elect all supervisory directors with due observance of and in the way as provided in article 16, paragraph 6 and shall at all times be empowered to suspend or dismiss any such supervisory director. A shareholders resolution to suspend or dismiss a supervisory director can only be passed with due observance of the provisions in article 16, paragraph 5. A resolution to elect a supervisory director can only be passed upon recommendation by the supervisory board.

4.                   The supervisory board shall be empowered to grant to the supervisory directors or to one or more of them a remuneration.

                            Any reasonable expenses incurred by supervisory directors in this capacity shall be refunded to them.

5.                   It shall be the duty of the supervisory board to exercise supervision over the managing board’s conduct of affairs and over the general course of business in the company and the business enterprise connected with it. It shall offer advice to the managing board. In discharging their duties the supervisory board shall have regard for the interests of the company and the business enterprise connected with it.

6.                   The managing board shall supply all such information regarding the affairs of the company to any one of the supervisory directors who should require this. The supervisory board shall have power to examine all books, documents and correspondence of the company and to take cognizance of all acts that have taken place; each supervisory director shall have access to all buildings and sites that are being used by the company.

7.                   The supervisory board shall be entitled to ask the assistance of experts in the exercise of its duties for account of the company.

                            The supervisory board shall appoint a secretary, who needs not be a member of such board, and make arrangements for his substitution in case of his absences at meetings of such board. The secretary shall keep minutes of the proceedings at meetings of the supervisory board. The minutes shall be adopted at the same or in a subsequent meeting.

8.                   If the supervisory board consists of more than one board member, the supervisory board shall appoint one of them chairman. In that case, it may also appoint a vice-chairman. The supervisory board shall furthermore be empowered to appoint one or more of them to be primarily in charge of the day-to-day supervision of the managing board.

                            Subject to any limitations that may be imposed by applicable law, the supervisory board may delegate any of its powers to committees consisting of such member or members of its body as it thinks fit; any committee as formed shall in the exercise of the power so delegated conform to any regulations that may be imposed on it by the supervisory board.

                            The supervisory board may draw up its own charter, which will regulate the formalities for meetings of the supervisory board to be observed, in addition to the foregoing provisions.

9.                   The supervisory board shall meet whenever its chairman or two other members of that board considers this necessary. Notice of its meetings shall be given by the chairman of the supervisory board - stating the matters to be dealt with - and in the event of his prevention or permanent absence by one of the other supervisory directors; the period of notice of the meeting being at least eight days.

                            If asked to do so, the managing board shall attend the meetings of the supervisory board; in that event their role shall be an advisory one.

10.             The supervisory board shall have power to pass resolutions outside meetings as well, provided this be done (i) by unanimous vote and further in writing, by telegraph, by telefax or by telex messages or (ii) by telephone by a majority of the supervisory directors then in office and provided that all the supervisory directors have been consulted on the resolution to be passed and none of them objects against the applicable manner of passing a resolution.

11.             The supervisory board shall adopt its resolutions with an absolute majority of the votes cast in a meeting at which at least a majority of its members is present or represented. A supervisory director may cause himself to be represented at a meeting of the supervisory board by another supervisory director, by proxy duly authorized in writing. If two meetings have been convened without a majority of the supervisory directors being present or represented at the meeting concerned, the supervisory directors who are present or represented at a subsequent meeting can adopt valid resolutions, regardless whether a quorum is present or represented at that subsequent meeting.

                            In a tie vote, the proposal shall have been rejected, unless the meeting is attended by more than two supervisory directors including the chairman of the supervisory board, in which case the chairman of the supervisory board shall have a casting vote.

12.             The ruling pronounced by the chairman of the supervisory board regarding the outcome of a vote as well as the ruling concerning the contents of a resolution passed by the supervisory board, provided that a vote has been held about a proposal not recorded in writing, shall be decisive.

                            If, however, the correctness of a ruling as referred to in the preceding sentence is challenged immediately after the ruling has been pronounced, then a new vote shall be held, whenever a majority of those present and entitled to vote or, if the original vote was not taken by call or ballot papers, whenever any one of those present and entitled to vote should wish so.

                            This new vote shall nullify the legal consequences of the original vote.

13.             All resolutions of the supervisory board, including those passed outside meetings, shall be entered into a register of minutes.

14.             When the company wants to establish proof of any resolution of the supervisory board the signature of the secretary as referred to in paragraph 7 of this article, or the signature of one member of the supervisory board, on the document in which the resolution is contained shall suffice.

15.             Supervisory directors shall serve for a period of (in principle) one year, such period to commence on the date following the date of his (re-)election in the annual general meeting and ending on the date of the annual general meeting held in the following financial year. If a supervisory director has not been elected in the annual general meeting but in an extraordinary general meeting, he shall in principle serve for a period less than one year, such period to commence on the date following the date of his (re-)election in the extraordinary general meeting and ending on the date of the first annual general meeting which will be held after the extraordinary general meeting referred to above.

                            After his term of office has expired, each supervisory director shall immediately be eligible for re-election for a subsequent year term.

16.             If for any reason whatsoever one or more supervisory directors are permanently absent, then the remaining supervisory directors shall, as long as at least one supervisory director is in office, constitute a body capable of acting until the vacancy(ies) has/have been filled.

17.             If there is only one supervisory director, he shall have all the powers and obligations that these Articles of Association confer and impose on the supervisory board and its chairman.

18.             The supervisory directors may attend the general meetings; in these meetings their role will be an advisory one.

INDEMNIFICATION.

Article 20.

Subject to the limitations of this article, every person or legal entity who is, or has been, a managing director, a supervisory director or officer with the power to represent the company as referred to in article 18, paragraph 3 (“officer”), employee or agent of the company or who is serving or has served at the request of the company as a managing director or supervisory director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, who is made, or threatened to be made, a party to any pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he or it becomes involved as a party or otherwise by virtue of his or its being, or having been, a managing director, a supervisory director, officer, employee or agent of the company or by virtue of his serving or having served at the request of the company as a managing director or supervisory director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall be indemnified by the company, to the fullest extent permitted under the laws of the Netherlands or any other applicable law, against (i) any and all liabilities imposed on him or on it, including judgments, fines and penalties, (ii) any and all expenses, including costs and attorney’s fees, reasonably incurred or paid by him or by it, and (iii) any and all amounts paid in settlement by him or by it, in each case in connection with any such claim, action, suit or other proceeding.

A managing director or supervisory director, officer, employee or agent shall have no right to be indemnified against any liability towards the company if it shall have been finally determined that such liability resulted from the wilful misfeasance, bad faith or gross negligence or improper personal benefit of such person or legal entity.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person or legal entity did not act in good faith and in a manner which such person or legal entity reasonably believed to be in or not opposed to the best interests of the company. The right of indemnification and advancement of expenses herein provided (i) may be insured against by policies maintained by the company, whether or not the company would have the power to indemnify such managing director or supervisory director, officer, employee or agent against such liability under this article, (ii) shall be severable, (iii) shall not affect any other rights to which a person or legal entity may now or hereafter be entitled, (iv) shall continue as to a person or legal entity who has ceased to be a managing director, a supervisory director, officer, employee or agent of the company or who has ceased to serve at the request of the company as a managing director or supervisory director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, and (v) shall insure to the benefit of the heirs, executors, administrators or successors of such person or legal entity.

Nothing included in this article will affect any right to indemnification to which persons or legal entities seeking indemnification or advancement of expenses may be entitled by contract or otherwise, both as to action in such person’s or legal entity’s official capacity and as to action in another capacity while holding such office.

Expenses (including attorney’s fees) incurred by a managing director or supervisory director, officer, employee or agent in connection with the preparation and presentation of a defence to any civil, criminal, administrative, or investigative claim, action, suit or proceeding of the character described in this article, may be advanced to such managing director or supervisory director, officer, employee or agent by the company prior to final disposition thereof upon receipt of an undertaking by or on behalf of such managing director or supervisory director, officer, employee or agent to repay such amount if it is ultimately determined that he or it is not entitled to indemnification under this article. If the advancement of expenses shall not be made by the company, a person entitled to indemnification may seek reimbursement from the company subject to the written consent of the company.

For purposes of this article, reference to “the company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managing directors or supervisory directors, officers, and employees or agents, so that any person who is or was a managing director or supervisory director, officer, employee or agent of such constituent company or is or was serving at the request of such constituent company as a managing director or supervisory director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

For purposes of this article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the company” shall include any service as a managing director or supervisory director, officer, employee or agent of the company which imposes duties on, or involves services by, such managing director or supervisory director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the company” as referred to in this article.

GENERAL MEETINGS

Article 21.

1.                   At least once a year, a general meeting shall be held.

                            Such general meeting shall be held within six months after the end of the financial year, at which, among other issues, the following shall be dealt with:

a.                    except in case a delay in drawing up the annual accounts has been approved, the consideration of the annual accounts and, insofar as is required by law, of the annual report and additional information;

b.                   the confirmation and adoption of the annual accounts, except if a delay in drawing up the annual accounts has been approved;

c.                    deciding upon the allocation of profits;

d.                   to grant discharge to the managing directors and the supervisory directors;

e.                    in addition to the above, doing everything required by law.

2.                   Furthermore, general meetings shall be held as often as the majority of the managing directors then in office or the majority of the supervisory directors then in office considers it necessary, without prejudice to the provisions in the paragraph 4 hereof.

3.                   Proposals by shareholders for both annual general meetings and extraordinary general meetings, shall only be discussed in case notification thereof has been sent timely to the office of the company, so that in compliance with the stated period of notice for convening meetings the same can likewise be announced with all other matters to be considered, provided that with respect to annual general meetings, shareholders will be required to give such notice at least sixty (60) days and no more than ninety (90) days prior to the one year anniversary of the date the previous year’s annual general meeting was held.

4.                   One or more shareholders, who jointly represent at least ten percent (10%) of the issued share capital may, on their application, be authorized by the president of the District Court to convene a general meeting. The president shall dismiss the application if it does not appear to him that the applicants have previously requested the managing board and the supervisory board in writing, stating the exact matters to be considered, to convene a general meeting, and neither the managing board nor the supervisory board, which in this case have equal powers, have taken the necessary steps so that the general meeting could be held within six weeks after the request.

5.                   General meetings shall be held in the place where the company has its corporate seat as contained in these Articles of Association, as well as in Almere, Delft, Haarlemmermeer, Rotterdam, The Hague or Utrecht.

                            At a general meeting, held at a different place, valid resolutions shall also be capable of being passed if the entire issued share capital is represented.

6.                   Notice of the meetings, without prejudice to the provisions of paragraph 3 of this article, must be given to the persons entitled to attend meetings, by or on behalf of the managing board or the supervisory board by means of notice letters; the period of notice shall be at least fourteen days, not including the day of the notice and the day of the meeting.

7.                   The notice of the meeting shall contain the agenda of the meeting.

8.                   If a proposal to amend the company’s Articles of Association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall - in accordance with the provisions of Article 2:123 of the (Dutch) Civil Code - be made available for inspection to the persons who are entitled to attend meetings inter alia at the office of the company where it maintains its corporate seat, as from the day of the notice of the meeting until after the close of that meeting, and each of them shall be entitled, upon his request, to obtain a copy thereof, without charge unless such a copy is attached to the notice of the meeting.

9.                   If the provisions laid down by law or by these Articles of Association in relation to giving notice of meetings, drawing up the agendas for such meetings and making available for inspection those matters which are to be dealt with have not been complied with, then valid resolutions shall nevertheless be capable of being passed, provided that the entire issued share capital be represented at the meeting in question and provided that the resolution be passed unanimously.

Article 22.

1.                   The chairman of the supervisory board or in his absence the vice-chairman of the supervisory board shall chair the meeting. If such chairman is not present at any such meeting, the general meeting shall itself decide who is to chair the meeting. The chairman of the meeting may adopt rules and regulations relating to the conduct of such meeting.

2.                   The chairman shall appoint one of those present to act as secretary whose duty it shall be to draw up the minutes of the meeting and the chairman shall, together with the secretary, confirm and adopt the minutes, in proof of which they shall sign these.

                            The minutes shall be entered into a register of minutes. If an official notarial record is made of the matters dealt with at a meeting then minutes need not be drawn up.

3.                   Each of the persons entitled to attend meetings shall have the right to be represented at a meeting by a proxy duly authorized in writing.

Article 23.

1.                   Each common share and each preference share entitles the holder thereof to cast one (1) vote.

2.                   At general meetings the company shall not be capable of casting votes for shares in its own share capital which are held by itself or by one of its subsidiaries. Usufructuaries and pledgees of shares held by the company and its subsidiaries are not excluded from the right to vote, provided the right of usufruct in respect of or the right of pledge on shares was established before they were held by the company or one of its subsidiaries. The company or one of its subsidiaries shall not be capable of casting votes for shares in respect of which it has a right of usufruct or a right of pledge.

3.                   When determining whether a particular proportion of the share capital is represented, or alternatively, whether a majority represents a particular proportion of the share capital, the amount of shares to which no voting rights are attached shall be subtracted from the share capital.

4.                   Votes on matters of business shall be held verbally, those concerning persons by means of unsigned closed ballot papers, unless in either case the chairman of the meeting should, without objection from any of those present and entitled to vote, decide on or allow any other manner of voting.

                            If the vote concerns an election of persons, a person entitled to attend meetings present at the relative meeting can also demand a vote by a secret ballot.

5.                   All resolutions of the general meeting shall be passed with an absolute majority of the valid votes cast provided that such votes represent more than half of the issued share capital, except - without prejudice to the provisions in article 16, paragraphs 4 and 5 and article 19, paragraph 3 -:

                            for the resolutions (a) to amend the Articles of Association (b) to legally merge or to legally split-up, and (c) to dissolve the company, which resolutions can only be passed with a two-thirds majority of the valid votes cast provided that such votes represent more than half of the issued share capital and further only on the proposal of the supervisory board.

                            The provision in Article 2:120, paragraph 3 of the (Dutch) Civil Code, providing that a new meeting may be convened at which the resolution may be passed, irrespective of the part of the capital represented at such meeting, shall not be applicable.

6.                   Blank votes and abstentions shall not be counted as votes cast.

7.                   If there is an equal division of votes on a proposal about business matters, no decision shall be taken.

8.                   In the event a vote is taken to elect one of two candidates and there is an equal division of votes, it shall be decided by drawing lots which of these has been elected, under the restriction, however, that if persons from a binding nomination list are to be elected, then the higher ranking nominee is elected.

9.                   The ruling concerning voting results pronounced by the chairman during the meeting shall be decisive. The same shall also apply to the contents of a resolution passed by the meeting, provided that a vote has been held about a proposal not recorded in writing.

10.             If the correctness of a ruling as referred to in the preceding paragraph is challenged, however, immediately after the ruling has been pronounced, then a new vote shall be held whenever a majority of the general meeting should wish so, or, if the original vote was not taken by call or by ballot papers, whenever any one of the persons entitled to vote should wish so.

                            This new vote shall nullify the legal consequences of the original vote.

11.             The managing board shall keep a record of the resolutions that have been passed. This record shall be open to inspection by the persons entitled to attend meetings at the registered office of the company. Upon request, each of them shall receive a copy of or an extract from this record against payment of cost at most.

Article 24.

1.                   Except if the company has usufructuaries and pledgees entitled to vote, resolutions of shareholders shall alternatively be capable of being passed in writing - which shall include telegraphic, telefax and telex messages - instead of at a general meeting, provided that these are passed with a unanimous vote of all persons who are entitled to vote.

2.                   The managing board shall enter the resolutions that have been passed in the manner specified in the preceding paragraph of this article, in the register of minutes of the general meetings and shall mention this at the next general meeting.

MEETINGS OF HOLDERS OF SHARES OF A SPECIFIC CLASS

Article 25.

1.                   Meetings of holders of shares of a specific class can only be held if different classes of shares are issued. With due observance of the first sentence of this paragraph, meetings of holders of shares of a specific class shall be held in all instances, which by virtue of these Articles of Association require a resolution of the meeting of holders of shares of a specific class and, furthermore, whenever the managing board and/or the supervisory board considers it necessary or whenever one or more persons holding the voting rights over shares of a specific class submit(s) a written request to this effect to the managing board and/or the supervisory board, stating exactly what issues are to be dealt with.

2.                   Article 21 paragraph 4 to 8 inclusive, Article 22 paragraphs 2 and 3 and Article 23 shall mutatis mutandis be applicable to meetings of holders of shares of a specific class.

3.                   If, after a request as mentioned at the end of paragraph 1, the managing board and/or the supervisory board fails to convene a meeting of holders of shares of a specific class, in the sense that it be held within four weeks of receipt of that request, the requestors shall themselves be empowered to convene a meeting.

4.                   A meeting of holders of shares of a specific class shall itself decide who is to chair its meetings.

5.                   The chairman of a meeting of holders of shares of a specific class shall decide upon allowing other persons to attend the meeting, apart from those holding the voting rights over the relative shares.

6.                   Resolutions of a meeting of holders of shares of a specific class shall alternatively be capable of being passed in writing - which shall include telegraphic, telefax,  and telex messages - provided these are passed unanimously by all the persons entitled to vote.

EXAMINATION BY ACCOUNTANT

Article 26.

1.                   The general meeting shall have authority - and if this is required by provision of law it shall have the obligation - to instruct an accountant, whose duty it shall be to examine the annual accounts drawn up by the managing board, to lay a report of their findings before the managing board and to make a statement with regard thereto.

2.                   If the general meeting fails to instruct the accountant as referred to in paragraph 1 of this article, this instruction shall be made by the managing board.

3.                   The instruction shall be capable of being cancelled at all times by the general meeting and by the person who instructed the accountant.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 27.

1.                   The financial year of the company runs from the first day of June up to and including the thirty-first day of May of the following calendar year.

2.                   The managing board shall close the books of the company as at the last day of every financial year and shall within five months thereafter - except if extension of that period to a maximum of six months has been granted by resolution of the general meeting because of special circumstances - draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes and within this period it shall make these documents available for inspection by the shareholders at the office of the company. These documents will also be submitted to the supervisory board. Within this period the managing board shall submit the annual report to the general meeting as well. The annual accounts shall be signed by all the managing directors and the supervisory directors; if any signature is missing, the reason therefor shall be stated in the annual accounts.

3.                   The company shall ensure that the annual accounts that have been drawn up and the annual report and the particulars that have to be added by virtue of the law, are available at its office as from the day of the notice of the general meeting at which they are to be dealt with.

                            The persons entitled to attend meetings shall have the right to review these documents at the company’s office and to obtain copies thereof free of charge.

4.                   What has been provided in paragraphs 2 and 3 of this article in relation to the annual report and the particulars to be added by virtue of the law, shall not be applicable if Article 2:396, paragraph 6, first sentence or Article 2:403 of the (Dutch) Civil Code is applicable to the company.

5.                   The general meeting shall adopt the annual accounts.

PUBLICATION

Article 28.

1.                   The company shall publish the annual accounts within eight days following the confirmation and adoption thereof. The publication shall be effected by the deposit of a complete copy in the Dutch language or, if such copy was not prepared, a copy in the French, German or English language, with the trade register of the chamber of commerce and industry in the district in which the company is listed. The date of confirmation and adoption must be stated on the copy.

2.                   If the annual accounts are not confirmed and adopted within seven months of the termination of the financial year, in accordance with the legal requirements, then the managing board shall, without further delay, publish the prepared annual accounts in the manner prescribed in paragraph 1; it shall be noted on the annual accounts that they have not yet been confirmed and adopted.

3.                   In the event that the general meeting shall have extended the period for the preparation of the annual accounts in accordance with article 27 paragraph 2, then the last preceding paragraph shall apply with effect from the data falling two months from the termination of such period.

4.                   A copy of the annual report, produced in the same language or in Dutch, shall, together with the additional information required by virtue of the law, be published at the same time and in the same manner as the annual accounts. Insofar as the law permits, the foregoing shall not apply if copies of those documents are held at the office of the company for inspection by any person and, upon request, full or partial copies thereof are supplied at a price not exceeding the cost; the company shall make an official return thereof for filing in the trade register of the chamber of commerce and industry.

5.                   The publication shall be effected with due observance of the applicable legal exemptions.

DISTRIBUTIONS

Article 29.

1.                   From the profits appearing from the annual accounts as adopted, such an amount shall be reserved by the company as shall be determined - with due observance of the provisions of paragraph 4 of this article - by the supervisory board. The profits remaining thereafter shall be treated in accordance with the provisions of the following paragraphs of this article.

2.                   From the profits remaining, after application of the provision in paragraph 1 above and with due observance of the provisions in paragraph 4 of this article, first a non-cumulative cash dividend of one tenth percent (0,1%) of the par value of the preference shares shall be made on the preference shares, less any interim distributions made in accordance with paragraph 6 hereunder.

3.                   The profits remaining after reservation as referred to in paragraph 1 above and distribution as referred to in paragraph 2 above are - with due observance of the provisions of paragraph 4 of this article - at the disposal of the general meeting for distribution on the common shares equally and proportionally and/or for reservation.

4.                   The company can only make distributions to its shareholders and other persons entitled to its profits that are capable of being distributed to the extent that its equity exceeds the aggregate of (i) the par value of its issued share capital, and (ii) the reserves to be maintained pursuant to the law or under the present Articles of Association.

5.                   A loss may only be applied against reserves to be maintained pursuant to the law to the extent permitted by the law.

6.                   The supervisory board may resolve that an interim dividend shall be paid, if the requirements of paragraph 4 have been met.

7.                   The supervisory board may resolve that (interim) dividends shall wholly or partly be paid otherwise than in cash.

8.                             Unless the supervisory board decides on a specific date, dividends shall be made payable promptly after they have been declared.

9.                   Dividends that have not been collected within five years and one day after they have become payable, shall be forfeited to the company.

LIQUIDATION AND WINDING UP

Article 30.

1.                   In the event of the company being liquidated it shall be wound up by the managing board unless the general meeting decides otherwise.

2.                   The general meeting shall decide on the remuneration of the liquidators and of those who have been charged with the supervision of the winding up.

3.                   During the winding up, these Articles of Association shall, in as far as possible, remain of full force and effect.

4.                   Out of the balance of the company’s equity, after the expenses of liquidation and the company’s debts have been paid, to the holders of preference shares shall be distributed first the amounts paid up on such preference shares. The balance remaining after application of the immediately preceding sentence shall be distributed to the holders of common shares pro rata to the amount of common shares each of such shareholders holds. No distribution upon liquidation shall be made to the company itself for shares which the company holds in its own share capital.

                            After completion of the winding up the books and documents of the liquidated company shall for seven years remain in the custody of a person who shall be capable of being appointed for that purpose by the general meeting in their resolution to liquidate the company. If an appointment as aforesaid has not been made by the general meeting, then the appointment shall be made by the liquidators.

ISSUED FOR CONTINUOUS TEXT

(Signed: M.D.P. Anker)